DEAN FOODS COMPANY
AMENDED AND RESTATED
EXECUTIVE SEVERANCE PAY PLAN
(as amended November 8, 2017)
Article 1. PURPOSE OF THE PLAN
The purpose of the Dean Foods Company Amended and Restated Executive Severance Pay Plan dated November 16, 2010, as amended on November 8, 2017 (the “Plan”) is to provide severance benefits to certain executive officers and certain other designated officers or employees of Dean Foods Company (the “Company”) and its Subsidiaries whose employment terminates under the circumstances described below.
Article 2. DEFINITIONS
Certain Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
“Administrator” means a committee comprised of the following officers of the Company: the Chief Executive Officer, the General Counsel and the senior HR officer or, if at any time no person serves in any such office or is then acting in such capacity, the person fulfilling a substantially similar role; provided, however, that no such officer shall be authorized to act with respect to any manner that relates to his or her specific entitlements under the Plan.
“Board” means the Board of Directors of the Company.
“Cause” means (i) Participant’s conviction of any crime deemed by the Company to make the Participant’s continued employment untenable; (ii) Participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with the Company or (v) Participant’s failure to comply with or breach of the Company’s “code of conduct” in effect from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corresponding Severance Period” means a period of years equal to the multiple applicable to the Participant’s Base Pay/Salary and Incentive Pay/Bonus in accordance with Exhibit A.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” means a termination of a Participant’s employment by such Participant following the occurrence of one or more of the following events: (i) a material reduction in the Participant’s annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of a Participant’s duties and responsibilities, or (iii) the relocation of the Participant’s principal place of employment to a location that is more than 50 miles from such prior location of employment. In order for a termination by the Executive to constitute a termination for Good Reason, (i) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of such notice and (iii) the Executive terminates employment within 6 months of such occurrence.
“Long-Term Incentive Awards” means any grant of long-term incentive awards, including, but not limited to, long-term cash plans, stock options, restricted stock and restricted stock units, and other equity-based awards made to any Participant. “Participant” means any employee who satisfies the eligibility requirements of Section 3.
“Qualifying Termination” means (i) the involuntary termination of a Participant’s employment by the Company (other than for Cause) or (ii) the voluntary termination of a Participant’s employment with the Company for Good Reason. For all purposes under this Plan, an Executive shall not have a “termination of employment” (and corollary terms) from the Company unless and until the Executive has a “separation from service” from the Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied in accordance with such rules as shall be established by the Company from time to time).
“Severance Benefits” means the amounts and benefits provided in Exhibit A.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
Article 3. ELIGIBILITY
Eligibility under the Plan is limited to the executives and officers of the Company and its Subsidiaries (a) who was an executive or officer of the Company or a Subsidiary prior to November 1, 2017 and (b) (i) having (A) the title of Senior Vice President and above and a minimum salary grade designated by the Administrator or (B) the title of Vice President and a minimum salary grade designated by the Administrator, or (ii) such other officers or executives of the Company as the Administrator shall from time to time designate as eligible to participate in the Plan at such level of participation as the Administrator may determine; provided however that no individual shall become eligible for participation under this Plan on or after November 1, 2017.

Article 4. SEVERANCE BENEFITS
4.1 Severance Benefits. Each Participant who experiences a Qualifying Termination and who satisfies any additional conditions imposed pursuant to Section 4.3 shall receive the applicable Severance Benefits as provided in Exhibit A. Severance Benefits shall be reduced by such amounts as may be required under all applicable federal, state, local or other laws or regulations to be withheld or paid over with respect to such payment. No Participant shall be entitled to duplicate benefits pursuant to this Plan and any other plan or agreement and no Participant shall receive any Severance Benefits upon a termination of employment other than a Qualifying Termination.
4.2 Time of Payment of Severance Benefits.
Subject to the satisfaction of the conditions set forth in section 4.3, all Severance Benefits (i) calculated by reference to Base Pay/Salary or Incentive Pay/Bonus or other forms of compensation that are not contingent on the achievement of performance criteria other than (or in addition to) the value of the Company’s common stock shall be payable within 75 days of the date of the Participant’s termination of employment and (ii) all Severance Benefits that are contingent on the achievement of performance criteria other than (or in addition to) the value of the Company’s common stock shall be paid not later than two and one half months after the end of the applicable performance measurement period, unless the award agreement under which such performance based compensation is awarded requires payment to be made at a different date (e.g., such as to comply with any six month delay required on the payment of deferred compensation to any Participant who is a specified employee within the meaning of Section 409A of the Code). Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits hereunder is deferred compensation subject to the provisions of Section 409A of the Code, in no event shall such portion of such Severance Benefits be paid prior to the last date by which a Participant who has incurred a Qualifying Termination would be required to deliver the release required under, or to agree to comply with any additional conditions imposed pursuant to, Section 4.3.

4.3 Conditions to Payment. Notwithstanding anything contained in the Plan to the contrary, (i) payment of any Severance Benefits shall be conditioned upon the execution and non-revocation by Participant of a release in a form and in substance reasonably satisfactory to the Administrator within 60 (sixty) days after the Participant’s termination of employment and (ii) the Administrator may condition the Participant’s receipt of all or any portion of the Severance Benefits upon the Participant’s agreement to such additional conditions as the Administrator may deem necessary or appropriate to promote the interests of the Company, including the execution by Participant of an agreement not to compete with, not to solicit employees or customers from, and/or not to use or disclose confidential information of, the Company and its Subsidiaries during a period of time not exceeding the Participant’s Corresponding Severance Period. Any conditions imposed by the Administrator under subclause (ii) of the immediately preceding sentence shall be communicated to the Participant not later than five business days after the date of termination, and must be agreed to by the Participant within 60 (sixty) days following the Participant’s termination of employment in order for the Participant to be eligible to receive the Severance Benefits subject to such condition.
4.4 Other Benefits. A Participant’s benefits under this Plan shall be reduced by any severance, separation or early retirement incentive pay or other similar benefits the Participant receives under any other plan, program, agreement or arrangement, such benefits shall be treated as satisfying the obligations to the Participant hereunder, to the extent of such payment, so that there shall be no duplication of benefits. Except as provided in this Plan, a Participant’s rights under any employee benefit plans maintained by the Company shall be determined in accordance with the provisions of such plans.
Article 5. METHOD OF FUNDING
Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits on the terms and conditions provided in the Plan.
Article 6. ADMINISTRATION OF THE PLAN
The Plan shall be administered by the Administrator, who shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret, construe and apply any provisions of the Plan. Any decisions of the Administrator shall be final and binding on all parties.

The Administrator shall be the Plan Administrator and named fiduciary of the Plan for purposes of ERISA. The Administrator may delegate to any person, committee or entity any of his or her respective duties hereunder and the decisions of any such person with respect to such delegated matters shall be final and binding in accordance with the first paragraph of this section. This section shall constitute the Plan’s procedures for the allocation of responsibilities for the operation and administration of the Plan (within the meaning of Section 405(c) of ERISA).
Article 7. AMENDMENT OR TERMINATION OF PLAN
Notwithstanding anything in the Plan to the contrary, the Company’s Board of Directors may amend, modify or terminate the Plan at any time by written instrument; provided that any such amendment, modification or termination shall not (i) with respect to any Participant who has an employment or other written agreement with the Company explicitly providing for participation in this Plan, result in the loss of any material or substantive rights for such Participant or (ii) with respect to any Participant, deprive such Participant of any payment or benefit that the Plan Administrator previously has determined is payable to such Participant under the Plan. In addition, the Administrator shall have the right at any time to make any amendments to the Plan that could be made by the Board of Directors under the preceding sentence, including modifying the timing and form of payment of all or any portion of Severance Benefits or other payments described herein, if, in the sole discretion of the Plan Administrator, any such amendment is necessary or advisable as a result of changes in law or to avoid the imposition of an additional tax, interest or penalty under section 409A of the Code and regulations promulgated thereunder.
Article 8. MISCELLANEOUS
8.1 Headings. Headings of sections in this instrument are for convenience only, and do not constitute any part of the Plan.

8.2 Severability. If any provision of this Plan or the rules and regulations made pursuant to the Plan are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Plan.
8.3 Effect on Prior Plans. With respect to any employee who is eligible to receive benefits under the Plan, the Plan supersedes any and all prior severance plans, agreements, programs and policies to the extent applicable to such employees.
8.4 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, and its respective successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of the Company.
8.5 Governing Law. The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Delaware to the extent such laws are not preempted by ERISA.

8.6 Section 409A. Neither the Company nor any of its directors, officers or employees shall have any liability to an employee in the event such Section 409A applies to any benefit provided pursuant to this policy in a manner that results in adverse tax consequences for the employee or any of his or her beneficiaries or transferees.

EXHIBIT A
SEVERANCE BENEFITS

	Chief Executive Officer	Executive Officers	Senior Vice Presidents	Vice Presidents Grades 20-22

Base Pay/Salary	2 x current base salary	2 x current base salary	1.5 x current base salary	1 x current base salary

Incentive Pay/Bonus	2 x current annual bonus target	2 x current annual bonus target	1.5 x current annual bonus target	1 x current annual bonus target

Long-Term Incentive Awards
Cash payment made for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest over the 36 months following the date of severance. Except as provided below, the value of awards related to Dean Foods stock shall be based on average closing price of Dean Foods stock measured over 30 days immediately following the date of severance, but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year in which the date of severance occurs.

Cash payment made for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest over the 24 months following the date of severance. Except as provided below, the value of awards related to Dean Foods stock shall be based on average closing price of Dean Foods stock measured over 30 days immediately following the date of severance, but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year in which the date of severance occurs.

Cash payment made for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest over the 18 months following the date of severance. Except as provided below, the value of awards related to Dean Foods stock shall be based on average closing price of Dean Foods stock measured over 30 days immediately following the date of severance but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year in which the date of severance occurs.

Cash payment made for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest over the 12 months following the date of severance . Except as provided below, the value of awards related to Dean Foods stock shall be based on average closing price of Dean Foods stock measured over 30 days immediately following the date of severance but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year in which the date of severance occurs.

Healthcare	Cash payment of $25,000 which may be used to pay COBRA expenses	Cash payment of $25,000 which may be used to pay COBRA expenses	Cash payment of $20,000 which may be used to pay COBRA expenses	Cash payment of $15,000 which may be used to pay COBRA expenses

Outplacement	Cash payment of $25,000; office and administrative support for 24 months	Cash payment of $25,000	Cash payment of $20,000	Cash payment of $15,000

Current Year Bonus
Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.

Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.

Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.

Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.